Exhibit 10.2

SEALY CORPORATION

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made, effective as of the date set forth on Appendix A of this Agreement (such date, the “Grant Date”), between Sealy Corporation, a Delaware corporation (hereinafter called the “Company”), and the individual named on Appendix A of this Agreement who is an employee of the Company or a Subsidiary (hereinafter referred to as the “Employee”).  For purposes of this Agreement, capitalized terms not otherwise defined above or below or in the Amended and Restated Equity Plan for Key Employees of Sealy Corporation and its Subsidiaries, effective December 16, 2008, as it may be amended from time to time (the “Plan”) shall have the meanings set forth in Section 17 of this Agreement.

WHEREAS, the Company desires to grant the Employee restricted stock unit awards as provided for hereunder (collectively, the “RSUs”), ultimately payable in Common Stock pursuant to the terms of the Plan which terms are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interests of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Employee as an incentive for increased efforts during his or her employment with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officer to grant said RSUs.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             Grant of the RSUs.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee the opportunity to vest in up to the number of RSUs set forth on Appendix A of this Agreement (the “Target RSU Award Amount”).  An RSU represents the right to receive one share of Common Stock, such that the maximum number of shares of Common Stock payable under the terms of this Agreement equals the Target RSU Award Amount.  The RSUs shall become earned and vested and become nonforfeitable in accordance with Section 2 hereof.

2.             Vesting.

(a)           General Rule.  Unless otherwise provided in this Agreement, so long as the Employee continues to be employed by the Company or any of its Subsidiaries through the Required Employment Date (as such term is defined on Appendix A of this Agreement, the Employee shall, on the Required Employment Date, become vested in a number of RSUs, if any, representing the total percentage of the Target RSU Award Amount earned by the Employee under Section 6 of Appendix A of this Agreement.  Whether and to what extent the RSUs have become vested under this Section 2(a) shall be determined by the Committee at its first meeting after the Financial Statement Approval Date following the end of the Applicable Fiscal Year (such date, the “Determination Date”), upon the Committee’s certification of achievement of the applicable Performance Goals as set forth on Appendix A of this Agreement.  For the avoidance of doubt, if all or a portion of the RSUs become earned based on the achievement of one or more Performance Goals at the end of one of the Applicable Fiscal Years, the failure of the Company to meet or exceed such Performance Goal in a subsequent Applicable Fiscal Year shall not result in the RSU failing to be earned hereunder.

(b)                                 Resignation of Employment; Any Termination by the Company.  Notwithstanding the general rule set forth in Section 2(a) above, if, prior to the Required Employment Date (and absent the occurrence of any Change in Control), the Employee’s employment with Company and its Subsidiaries is terminated for any reason (x) by the Employee (other than due to the Employee’s death, Disability or Qualified Retirement) or (y) by the Company or any of its Subsidiaries, then all RSUs granted hereunder shall be forfeited by the Employee without consideration as of such termination date.

(c)                                  Death of Employee.  Notwithstanding anything herein to the contrary, if, prior to the Required Employment Date (and absent the occurrence of any Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Employee due to the Employee’s death (the date of such termination, the “Death Termination Date”), then the entire Target RSU Award Amount shall immediately become earned and vested on the Death Termination Date, and the Employee shall be entitled to receive a distribution of a number of shares of Common Stock equal to the Target RSU Award Amount no later than the later of (x) ninety (90) days following the Death Termination Date and (y) December 31 of the year in which the Death Termination Date occurs.

(d)                                 Disability of Employee.  Notwithstanding anything herein to the contrary, if, prior to the Required Employment Date (and absent the occurrence of any Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Employee due to the Employee’s Disability (such termination date, the “Disability Termination Date”), then the entire Target RSU Award Amount shall immediately become earned and vested on the Disability Termination Date, and the Employee shall be entitled to receive, a distribution of a number of shares of Common Stock equal to the Target RSU Award Amount as soon as administratively feasible following the Disability Termination Date (but in no event more than ninety (90) days following such date).

(e)                                  Qualified Retirement of Employee.  Notwithstanding anything herein to the contrary, if, prior to the Required Employment Date (and absent the occurrence of any Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Employee due to the Employee’s Qualified Retirement (such date, the “Retirement Termination Date”), then the Employee shall be entitled to receive the following:

(i)            a distribution of a number of shares of Common Stock, if any, representing the total percentage of the Target RSU Award Amount earned by the Employee pursuant to Section 2(a) above in respect of any Applicable Fiscal Year that ended prior to the year in which the Retirement Termination Date occurs, which Shares will be distributed as soon as administratively feasible following the Retirement Termination Date (but in no event more than ninety (90) days following such date); and

(ii)           a distribution of a number of shares of Common Stock, if any, equal to the product of (i) the number of shares representing the percentage of the Target RSU Award Amount earned by the Employee pursuant to Section 2(a) above for the Applicable Fiscal Year in which the Retirement Termination Date occurs (such year, the “Retirement Fiscal Year”) and (ii) a fraction, the numerator of which is equal to the number of days between (and including) the first day of the Retirement Fiscal Year and the Retirement Termination Date, and the denominator of which is equal to 365, which Shares will be distributed as soon as administratively feasible following the applicable Determination Date (but in no event more than ninety (90) days following such date).

Any RSUs that do not become earned and vested pursuant to this Section 2(e) shall be forfeited by the Employee without consideration as of the applicable Determination Date.

(f)                                    Change in Control.  Notwithstanding anything herein to the contrary, if there occurs a Change in Control prior to the Required Employment Date, and the Employee is still employed with the Company or any of its Subsidiaries upon the occurrence of such Change in Control (such date, the “Change in Control Date”), then the entire Target RSU Award Amount shall immediately become earned and vested on the Change in Control Date, and the Employee shall be entitled to receive a distribution of a number of shares of Common Stock equal to the Target RSU Award Amount as soon as administratively feasible after the Change in Control Date (but in no event later than ninety (90) days following such date).

3.                                       Settlement of RSUs.  Subject to earlier distribution pursuant to Section 2(c), (d), (e) or (f) above, on the Required Employment Date, the Company shall distribute to the Employee a number of shares of Common Stock representing the total percentage of the Target RSU Award Amount earned by the Employee pursuant to Section 2(a) above.  Any number of RSUs that do not become earned and vested in accordance with Section 2(a) hereof (to the extent not already previously forfeited pursuant to Section 2(b) above) shall, effective as of the Required Employment Date, be forfeited by the Employee without consideration.

4.                                       No Dividend Equivalents.  Unless and until the Employee is the record holder of the Common Stock subject to the RSUs, he or she is not entitled to the payment of any dividends (or dividend equivalents) with respect to the RSUs or the shares of Common Stock subject thereto.

5.                                       Limitation on Obligations.  The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Employee of shares of Common Stock on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, unless as otherwise provided for herein.  The RSUs granted hereunder shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

6.                                       Rights as a Stockholder.  The Employee shall not have any rights of a common stockholder of the Company unless and until the Employee becomes entitled to receive the shares of Common Stock pursuant to Section 2 or 3 above.  As soon as practicable following the date that the Employee becomes entitled to receive the shares of Common Stock pursuant to Section 2 or 3 above, certificates for the Common Stock shall be delivered to the Employee or to the Employee’s legal guardian or representative.

7.             Transferability.  The RSUs shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The shares of Common Stock acquired by the Employee pursuant to Section 2 or 3 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with applicable securities laws.

8.             No Right to Continued Employment or Other Equity Awards. The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Subsidiary to (a) continue the employment of the Employee and shall not lessen or affect the Company’s or any Subsidiary’s right to terminate the employment of such Employee or (b) make any future Share or Share-based awards to the Employee, and this grant of RSUs does not constitute any increase of annual compensation or benefits to be provided to the Employee.

9.             Restrictive Covenants.  The content, terms and conditions of the provision/section entitled Confidential Information; Covenant Not to Compete in the Management Stockholder’s Agreement entered into between the Company and the Employee, dated as of the date set forth on Appendix A of this Agreement (the “MSA”) are hereby incorporated by reference into this Agreement.  Additional terms and conditions in the MSA related to non-competition, non-solicitation and confidentiality, including the terms relating to breach or conflict, are also expressly incorporated herein.

10.           Change in Capitalization.  If there occurs an event as described in Section 8 of the Plan, the provisions of Section 8 of the Plan shall govern the treatments of the RSUs granted hereunder.

11.           Withholding.   Upon vesting of the RSUs in accordance with Section 2 above, the Company will be required to withhold the employment taxes due with respect to such vesting.  In addition, it shall be a condition of the obligation of the Company upon delivery of Common Stock to the Employee pursuant to Section 2 or 3 above that the Employee pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to such Common Stock.  The Company shall be authorized to take such action as may be necessary, in the opinion of the Company’s counsel (including, without limitation, withholding Common Stock otherwise deliverable to the Employee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Employee), to satisfy the obligations for payment of the minimum amount of any such taxes.  In addition, if the Company reasonably determines that there would be (x) no adverse accounting implications to the Company and (y) no adverse tax consequences to the Employee, the Company may permit the Employee to elect to use Common Stock otherwise deliverable to the Employee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.  The Employee is hereby advised to seek his own tax counsel regarding the taxation of the grant of RSUs made hereunder.

12.           Securities Laws.  Upon the delivery of any Common Stock to the Employee, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

13.           Section 409A of the Code.  In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), payments or benefits that the Employee is entitled to under the terms of this Agreement may not be made or provided at the time contemplated by the terms hereof or thereof, as the case may be, without causing the Employee to be subject to tax under the Deferred Compensation Tax Rules, the Company shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in the Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Employee is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), may, in the event the payment or benefit to be provided is due to the Employee’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its Subsidiaries, shall be the first day following the six-month period beginning on the date of such separation from service. This Agreement is intended to comply with the Deferred Compensation Tax Rules and will be interpreted accordingly.  References under this Agreement to the Employee’s termination of employment shall be deemed to refer to the date upon which the Employee has experienced a “separation from service” within the meaning of the Deferred Compensation Tax Rules.

14.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him or her at the address appearing in the personnel records of the Company for the Employee.  By a notice given pursuant to this Section 14, either party may hereafter designate a different address for notices to be given to him/her or it.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 14.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

15.           Governing Law.  The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

16.           RSUs Subject to Plan.   The RSUs shall be subject to all applicable terms and provisions of the Plan, to the extent applicable to the Common Stock.   In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

17.           Definitions.

(a)           “Applicable Fiscal Years” shall have the meaning set forth on Appendix A of this Agreement.

(b)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)           “Change in Control” shall mean “Change in Control” as defined in the Plan.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction or occurrence constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(d)           “EBITDA” shall mean “Adjusted EBITDA” as defined in the SECOND AMENDMENT dated as of November 14, 2008 among SEALY MATTRESS COMPANY, an Ohio corporation (the “Borrower”), SEALY CANADA LTD./LTEE, a company organized under the laws of Canada (the “Canadian Borrower”), SEALY MATTRESS CORPORATION, a Delaware corporation (“Holdings”), SEALY CORPORATION, a Delaware corporation (“Parent”), the subsidiaries of Borrower listed on the signature pages thereto, as guarantors, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”) on behalf of the Required Lenders to the Third Amended and Restated Credit Agreement dated as of August 25, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time) among Borrower, Canadian Borrower, Holdings, Parent and certain Subsidiaries of Borrower, as Guarantors, each lender from time to time party thereto, the Administrative Agent and the other Agents and the Arrangers named therein, which agreement generally provides that “EBITDA” is defined as net income plus interest, taxes, depreciation and amortization and “Adjusted EBITDA” is defined as “EBITDA” further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the agreement.

(e)           “Fiscal Year” shall mean each fiscal year of the Company (which, for the avoidance of doubt, ends on or about November 30 of any given calendar year).

(f)            “Financial Statement Approval Date” shall mean the date on which the audited financial statements of the Company for any of the Applicable Fiscal Years have been finally approved by the auditing firm engaged by the Company to review such statements (which approval shall in no event occur later than February 28 of the calendar year immediately following the Applicable Fiscal Year).

(g)           “Permanent Disability” shall mean the Employee becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months to perform substantially all of the material elements of the Employee’s duties with the Company or any Subsidiary or Affiliate thereof.  Any question as to the existence of the Permanent Disability of the Employee as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company.  If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Permanent Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as “Permanent Disability” or being “Permanently Disabled”).

(h)           “Performance Goals” shall mean the financial targets for the Company as set forth on Appendix A to this Agreement.

(i)            “Qualified Retirement” shall mean a retirement from the Company meeting all of the following criteria: (a) the Employee has been continually employed by the Company or any Subsidiary or Affiliate thereof from the date hereof through the end of the Company’s Fiscal Year that the Grant Date occurs, (b) the Employee is at least 58 years of age and (c) the Employee has reached a total combined years of age and service (since such Employee’s most recent hire date) which totals at least 73 (calculated on a monthly basis).

18.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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Appendix A - Major Terms

1.                                       “Grant Date” for purposes of this Agreement shall mean:                                         .

2.                                       “Employee” for purposes of this Agreement shall mean:                                              .

3.                                       The Target RSU Award Amount subject to the terms of this Agreement is:                                      ..

4.                                       “Required Employment Date” for purposes of this Agreement shall mean:                                                      .

5.                                       The “Performance Goals”, which goals are to be met or exceeded by the Company at the end of any of the Applicable Fiscal Years are as follows:

a.               “First Performance Goal”:

b.              “Second Performance Goal”:

c.               “Third Performance Goal”:

6.                                       “Applicable Fiscal Years” for purposes of this Agreement shall mean the Company’s Fiscal Years                                  .

7.                                       The Employee will have the opportunity to earn the Target RSU Award Amount as follows:

a.               33 1/3% of the Target RSU Award Amount shall become earned if and to the extent that, at the end of any of the Applicable Fiscal Years, the First Performance Goal is met or exceeded;

b.              An additional 33 1/3% of the Target RSU Award Amount shall become earned if and to the extent that, at the end of any of the Applicable Fiscal Years, the Second Performance Goal is met or exceeded; and

c.               An additional 33 1/3% of the Target RSU Award Amount shall become earned if and to the extent that, at the end of any of the Applicable Fiscal Years, the Third Performance Goal is met or exceeded.

8.                                       “Management Stockholders Agreement” for purposes of this Agreement shall mean the Management Stockholders Agreement previously entered into between the Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

SEALY CORPORATION	EMPLOYEE

By:
Name:	[Name]
Title: